Exhibit 23.4

Shanghai iResearch Co., Ltd.

November 5, 2014

Board of Directors

Autohome Inc.

10th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

Subject: Written Consent of iResearch

Ladies and Gentlemen,

We understand that Autohome Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed follow-on offering (the “Offering”).

We hereby consent to the references to our name, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in road shows and other activities in connection with the Offering, and in other publicity materials in connection with the Offering.

iResearch

By:	/s/ Cara Zuoya Lv
Name:	Cara Zuoya Lv
Title:	Business Deputy Director